EXHIBIT 99.1

[LOGO OF DELTAGEN]	News Release

Contact:

Joseph M. Limber

Interim Chief Executive Officer

650.569.5188

jlimber@deltagen.com

For Immediate Release

Joseph M. Limber to become Deltagen CEO

REDWOOD CITY, Calif., April 4, 2003 – Deltagen, Inc. (Nasdaq: DGEN) announced today that Joseph M. Limber will assume the position of president and chief executive officer and will join the board of directors contemporaneously with the closing of the preferred stock private placement announced separately by Deltagen today. In the intervening period, effective immediately, Mr. Limber will serve as interim chief executive officer.

“I’m delighted that Joe is leading the team”, stated Constantine Anagnostopoulos, Ph.D., Chairman of the Board of Directors. “His proven leadership skills and experience in managing all aspects of strategy, business and operations will be a great asset as Deltagen drives broader commercialization of its proprietary products and technologies.”

“I am really excited about the opportunity at Deltagen”, stated Mr. Limber. “The demonstrated value of Deltagen’s proprietary technology in helping pharmaceutical and biotechnology companies develop novel therapies provides a solid foundation for market expansion and revenue growth. The initiatives to expand our product offerings, to increase the value delivered to new and existing customers and to reduce costs are well underway. We expect the impact of our revised business plan to be evident over both the short and long term.”

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Mr. Limber was President and Chief Executive Officer of Aclara BioSciences, Inc. from 1998 through 2002. Aclara is a leading provider of biological assays used in drug discovery and development. During Mr. Limber’s tenure, Aclara raised approximately $250 million through private placements and an Initial Public Offering. Mr. Limber managed corporate restructuring, led the development and refinement of Aclara’s technical and commercial business models, and focused on the development and commercialization of biological assays. Before joining Aclara, he served as President and Chief Operating Officer at Praecis Pharmaceuticals, Inc. helping the company complete several key strategic partnerships and reach major technical milestones. Prior to that, Mr. Limber held senior business development and sales and marketing positions with Sequus Pharmaceuticals, Syntex Corporation and Ciba-Geigy Corporation. Mr. Limber holds a B.A. degree from Duquesne University and serves on the Board of Directors at Aclara BioSciences and at Vitex.

The Office of the Chairman, formed in November 2002, will be discontinued. The office included, in addition to Dr. Anagnostopoulos, Richard Hawkins, chief financial officer. Mr. Hawkins announced that he will be leaving the Company once the transition to a new chief financial officer has been completed. The Company expects to announce the appointment of the new chief financial officer within the next fifteen days. Dr. Anagnostopoulos and the Board of Directors expressed their thanks to Mr. Hawkins for his contribution and leadership during this interim period.

About Deltagen

Headquartered in Redwood City, California, Deltagen is a leading provider of drug discovery tools and services to the biopharmaceutical industry. Deltagen offers a suite of programs designed to enhance the efficiency of drug discovery, including access to biological models, drug interaction and metabolism technologies and validated small

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molecule targets. Deltagen’s products and programs have been validated by customers and partners such as Eli Lilly & Co., GlaxoSmithKline, Merck & Co., Millennium Pharmaceuticals and Pfizer.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the ability of Deltagen to close the preferred stock financing; the extent to which genomic databases are utilized in pharmaceutical research and development; the ability of Deltagen to provide products and services that meet market needs; the impact of competition and alternative technologies, processes and approaches, and other risks cited in the risk factors sections of Deltagen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and Deltagen’s other securities filings with the Commission. These forward-looking statements speak only as of the date hereof. Deltagen disclaims any intent or obligation to update these forward-looking statements

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